Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

May 16, 2017

Newfield Exploration Company

4 Waterway Square Place

Suite 100

The Woodlands, Texas 77380

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Newfield Exploration Company (the “Company”) of references to our firm and to the opinion contained in our letter report dated January 24, 2017 with respect to the reserve estimates as of December 31, 2016, which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the United States Securities and Exchange Commission on February 21, 2017.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716